Exhibit (n)

July 29, 2026

OneAscent Capital Opportunities Fund

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re: OneAscent Capital Opportunities Fund, File Nos. 333-278887 and 811-23957

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 4 to the OneAscent Capital Opportunities Fund’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP
THOMPSON HINE LLP